EXHIBIT 99.1
News Release
First American Capital Corporation Announces Annual Profit
OVERLAND PARK, Kan., March 1, 2007—First American Capital Corporation, a 55 percent-owned subsidiary of Brooke Corporation (Nasdaq: BXXX) announced its 2006 earnings totaled $756,000 or $.39 per diluted share, on revenues of $6,162,000, as compared to a loss in 2005 that totaled $701,000, or $.49 per diluted share, on revenues of $4,861,000.
Earnings for the fourth quarter of 2006 totaled $966,000, or $.44 per diluted share, on revenues of $2,431,000, as compared to a loss in the fourth quarter of 2005 that totaled $118,000, or $.08 per diluted share, on revenues of $1,250,000. All earnings per share amounts have been adjusted to reflect the effects of a 3-for-1 reverse stock split approved on Jan. 31, 2007.
First American Capital Corporation was profitable in the fourth quarter of 2006 and for the entire year of 2006 because its brokerage subsidiary began brokering loans to managing general insurance agencies on Dec. 8, 2006.
About First American Capital Corporation...First American Capital Corporation is a Topeka, Kan.-based financial services company founded in 1997. It is the parent company of First Life America Corporation, which sells innovative customer-driven life insurance and annuity products in eight states throughout the Midwest and Brooke Capital Advisors, Inc., formerly First Life Brokerage, Inc., which brokers life, health, disability and annuity products underwritten by First Life America and other insurance companies, as well as loans primarily for general insurance agencies specializing in hard-to-place insurance sales and funeral homes.
Contact...Bill Morton, First American Capital Corporation, 913-661-0123, bill.morton@brookeagent.com
This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that First American Capital Corporation will achieve short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the products and services of First American Capital Corporation, the impact of competitive products and pricing, the dependence by the parties to the transaction on third-party suppliers and their pricing, the ability of the parties to the transaction to meet product demand, the availability of capital and funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by First American Capital Corporation with the Securities and Exchange Commission. More complete description of the business of First American Capital Corporation is provided in its most recent annual, quarterly and current reports, which are available from First American Capital Corporation without charge or at www.sec.gov.